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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 6, 2003



                                XATA CORPORATION
             (Exact name of registrant as specified in its charter)



          MINNESOTA                     0-27166                     41-1641815
(State of other jurisdiction     (Commission File No.)    (IRS Employer Identification
      of incorporation)                                               Number)

           151 EAST CLIFF ROAD, SUITE 10, BURNSVILLE, MINNESOTA 55337
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (952) 707-5600

   (Former name, former address and former fiscal year, if changed since last report): N/A




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ITEM 5. OTHER EVENTS

On December 6, 2003, XATA Corporation (the "Company") entered into a Common Stock Warrant and Series B Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") with the following entities associated with Trident Capital, Inc. (collectively "Trident"):

         -        Trident Capital Fund-V, L.P.

         -        Trident Capital Fund-V Affiliates Fund, L.P.

         -        Trident Capital Fund-V Affiliates Fund (Q), L.P.

         -        Trident Capital Fund-V Principals Fund, L.P.

         -        Trident Capital Fund-V, C.V.

Under the Stock Purchase Agreement, Trident purchased 1,612,903 shares of Series B Preferred Stock for $4,096,774, or $2.54 per share. Each share of the Preferred Stock is convertible into one share of the Company's Common Stock. The price per share of Preferred Stock and the conversion price for the Common Stock is equal to the "market value" of the Common Stock (as defined in the rules of the Nasdaq Stock Market) on the date of execution of the definitive agreements. The Preferred Stock pays an annual cumulative dividend of 4% of the original issue price (payable in additional shares of Preferred Stock rather than cash, at the option of the holders) and has a non-participating preferred liquidation right equal to the original issue price, plus accrued unpaid dividends. The Preferred Stock is redeemable by the Company after five (5) years at the original issue price, plus accrued unpaid dividends, if the market value of the Common Stock is at least three (3) times the then effective conversion price for a specified period. The Company is required to redeem the preferred stock in certain events described therein, including default on debt, significant adverse judgments in litigation, bankruptcy, or a Change in Control (as defined in Section 4(D) of the Certificate of Designation). So long as the holders hold at least 325,000 shares of Preferred Stock, they are entitled to vote as a class to elect two (2) members of the Company's Board of Directors.

Additionally, the Company issued Trident 5-year warrants to purchase 451,226 shares of its Common Stock at an exercise price of $3.17 per share. The aggregate purchase price of the warrants was $56,403. The warrants permit "cashless exercise."

The Company will use the cash proceeds from the sale of the Preferred Stock and warrants for new product marketing, product development, working capital and general corporate purposes.

Ancillary agreements include indemnification agreements for the Trident representatives on the Board (see below) and Trident, and a voting agreement between Trident and each of John Deere Special Technologies Group, Inc. and William P. Flies (each a major shareholder), which includes a right of first refusal.

Under the Stock Purchase Agreement, the Company must file a Registration Statement on Form S-3 no later than February 4, 2004 to register the resale, from time to time, of the Common Stock to be issued pursuant to conversion of the Preferred Stock and exercise of the warrants, and a reasonable estimate of any Common Stock to be issued as dividends on the Preferred Stock.

Pursuant to the terms of the Stock Purchase Agreement, Trident has named two representatives, Christopher P. Marshall and Robert C. McCormack, Jr., to the Company's Board of Directors.



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Trident Capital is a leading venture capital and private equity fund with over
$1.2 billion of capital under management, including $519 million of capital in its most recent fund, Fund V. Trident has invested in over 100 companies since its inception in 1993. The firm focuses on investments in the information services and enterprise software sectors, with numerous investments in the mobile applications and outsourced services markets. The firm has offices in Palo Alto, CA; Lake Forest, IL; Los Angeles, CA; and Westport, CT.

Cherry Tree Securities, LLC ("CTS") acted as placement agent in consideration of a $320,000 cash fee and 7-year warrants for purchase of an aggregate of 163,264 shares of common stock (130,612 shares at $2.54 per share and 32,652 shares at $3.17 per share). These warrants permit "cashless exercise" and provide the holders with piggyback registration rights.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.                  Description

4.2                          Certificate of Designation of Preferences of Series
                             B Preferred Stock

4.3                          Form of Trident Warrants (see Note 1)

4.4                          Form of Cherry Tree Warrants (see Note 2)

9.0                          Voting Agreement

10.30                        Trident Investor Indemnification Agreement

10.31                        Trident Director Indemnification Agreement

10.32 Common Stock Warrant and Series B Preferred Stock Purchase Agreement (see Note 3)

99.1                         Press Release dated December 8, 2003

Note 1: The Company has issued five warrants which are identical except as to holder and number of shares. See text of this Form 8-K.

Note 2: The Company has issued four warrants which are identical except as to holder, number of shares and exercise price per share. See text of this Form 8-K.

Note 3: The Schedule of Exceptions to Representations, Warranties and Covenants of the Company has been omitted but will be provided to the Commission upon request.



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  December 9, 2003        XATA CORPORATION



                                By:     /s/ John G. Lewis
                                    --------------------------------------------
                                    John G. Lewis, Chief Financial Officer
                                    (Principal accounting and financial officer)
                                    and Authorized Signatory



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